Exhibit 99.1

For Release on April 29, 2014

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2014

FINANCIAL RESULTS

New York, NY – April 29, 2014 – Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs” and “Philadelphia Sports Clubs,” announced its results for the first quarter ended March 31, 2014.

First Quarter Overview:

•	Total member count decreased 1,000 members, to 496,000 members at the end of Q1 2014 versus an increase of 2,000 in Q1 2013.

•	Membership attrition averaged 3.5% per month in both Q1 2014 and Q1 2013.

•	Revenue decreased 2.7% in Q1 2014 compared to Q1 2013.

•	Comparable club revenue decreased 4.7% in Q1 2014 compared to a decrease of 2.4% in Q1 2013.

•	Ancillary club revenue decreased 4.0% in Q1 2014 compared to Q1 2013.

•	Personal training revenue increased 2.9% in Q1 2014 compared to Q1 2013 and represented 14.6% of total revenue in Q1 2014 as compared to 13.8% in Q1 2013.

•	Net loss was $3.5 million in Q1 2014 compared to net income of $4.2 million in Q1 2013. Loss per share was $0.15 in Q1 2014 compared to earnings per share of $0.18 in Q1 2013. Q1 2014 results included the following items:

•	Q1 2014 results were impacted by a $2.1 million, or $0.09 net loss per share, related to fixed asset impairment charges in connection with three underperforming clubs and goodwill impairment charges related to one outlier club.

•	Adjusted EBITDA was $14.1 million in Q1 2014, a decrease of $10.2 million, or 42.0%, when compared to Adjusted EBITDA of $24.2 million in Q1 2013 (Refer to the reconciliation below).

•	Following the end of the quarter, the Company declared a cash dividend of $0.16 per share payable on June 5, 2014 to shareholders of record at the close of business on May 22, 2014. The aggregate amount to be paid will be approximately $3.9 million, based on shares outstanding as of April 24, 2014.

•	In December 2013, the Company entered into an agreement to sell its property located at 151 East 86th Street, New York to an affiliate of Stillman Development International, LLC for a price of $82.0 million, subject to certain adjustments. Subject to various closing conditions, the Company expects the transaction to be completed on or before July 14, 2014.

Robert Giardina, Chief Executive Officer of TSI, commented: “Our first quarter results reflect some of the near-term challenges we are facing on the membership front combined with higher than planned operating expenses driven in large part by unusually cold winter weather in the Northeast. However, the longer-term combination of an increased consumer focus on fitness and health and our initiatives to capture share of this expanding market keeps us excited, motivated, and optimistic about our medium to long-term growth plans. We will continue to aggressively pursue our strategic initiates in order to be well-positioned for the opportunities we see ahead.”

First Quarter Ended March 31, 2014 Financial Results:

Revenue (in thousands):

	Quarter Ended March 31,
	2014		2013
	Revenue	% Revenue	Revenue	% Revenue	% Variance
Membership dues	$88,636	76.5%	$90,742	76.1%	(2.3)%
Joining fees	3,209	2.8%	3,825	3.2%	(16.1)%

Membership revenue	91,845	79.3%	94,567	79.3%	(2.9)%

Personal training revenue	16,910	14.6%	16,430	13.8%	2.9%
Other ancillary club revenue	5,725	4.9%	7,138	6.0%	(19.8)%

Ancillary club revenue	22,635	19.5%	23,568	19.8%	(4.0)%
Fees and other revenue	1,423	1.2%	1,029	0.9%	38.3%

Total revenue	$115,903	100.0%	$119,164	100.0%	(2.7)%

Total revenue for Q1 2014 decreased $3.3 million, or 2.7% compared to Q1 2013. Revenue at clubs operated for over 12 months (“comparable club revenue”) decreased 4.7% in Q1 2014, reflecting a 2.7% decrease in membership, a 1.7% decrease in the combined effect of ancillary club revenue, joining fees and other revenue as well as a 0.3% decrease in the price of our dues and other fees.

Operating expenses:

	Quarter Ended March 31,
	2014	2013	Expense % Variance
	Expense % of Revenue
Payroll and related	38.5%	37.4%	0.1%
Club operating	42.8%	37.1%	12.2%
General and administrative	7.1%	5.7%	22.0%
Depreciation and amortization	10.2%	10.2%	(2.9)%
Impairment of fixed assets	3.1%	—%	N/A
Impairment of goodwill	0.1%	—%	N/A

Operating expenses	101.8%	90.4%	9.6%

Total operating expenses increased $10.3 million, or 9.6%, in Q1 2014 compared to Q1 2013. Operating margin was (1.8)% for Q1 2014 compared to 9.6% in Q1 2013. The total months of club operation increased 2.8% in Q1 2014 at 480 months compared to 467 months in the prior year. The increase in total operating expenses can also be attributed to the following factors:

Payroll and related. Payroll and related expenses in Q1 2014 was relatively flat to Q1 2013.

Club operating. Club operating expenses increased $5.4 million, or 12.2% in Q1 2014 compared to Q1 2013, primarily due to increases in rent and occupancy expenses related to the acquisition of new clubs as well as four additional clubs scheduled to open in 2014, and increases in utilities expense.

General and administrative. The increase of $1.5 million, or 22.0%, in Q1 2014 compared to Q1 2013 was primarily due to increases in computer maintenance expenses related to the implementation of our new club operating system and general liability insurance expense and increases in audit and tax fees. These increases were offset by a decrease in legal fees and club acquisition related fees incurred during Q1 2013.

Depreciation and amortization. In Q1 2014 compared to Q1 2013, depreciation and amortization expense decreased by $350,000, or 2.9%.

Impairment of fixed assets. For Q1 2014, we recorded impairment losses of $3.6 million on fixed assets at three underperforming clubs. We did not have fixed asset impairments in the three months ended March 31, 2013.

Impairment of goodwill. For Q1 2014, we recorded an impairment loss of $137,000 on goodwill at one of our outlier clubs as a result of our annual goodwill impairment test as of February 28, 2014. We did not have goodwill impairment in Q1 2013.

Net loss for Q1 2014 was $3.5 million compared to net income of $4.2 million for Q1 2013.

Cash flow from operating activities for Q1 2014 totaled $14.4 million, a decrease of $7.4 million from Q1 2013, primarily driven by the decrease in overall earnings.

Second Quarter 2014 Financial Outlook:

Based on the current business environment, recent performance and current trends in the marketplace and subject to the risks and uncertainties inherent in forward-looking statements, our outlook for the second quarter of 2014 includes the following:

•	Revenue for Q2 2014 is expected to be between $116.0 million and $117.0 million versus $120.1 million for Q2 2013. As percentages of revenue, we expect Q2 2014 payroll and related expenses to be approximately 38.3% and club operating expenses to approximate 41.3%. We expect general and administrative expenses to approximate $7.3 million, depreciation and amortization to approximate $12.1 million and net interest expense to approximate $4.8 million.

•	We expect net results to be breakeven, and diluted earnings per share to be approximately $0.00 per share, assuming a 43% effective tax rate and approximately 24.7 million weighted average fully diluted shares outstanding.

•	We estimate that Adjusted EBITDA will approximate $17.0 million in Q2 2014.

In addition, over the course of the next quarter, we plan to review our club portfolio and will likely target approximately 5% of our lower performing clubs for closure. This will enable us to absorb a portion of these members into other existing clubs while saving on certain club operating expenses such as payroll and utilities. We may incur certain charges in connection with these closings.

Investing Activities Outlook:

For the year ending December 31, 2014, we currently plan to invest $45.0 million to $50.0 million in capital expenditures compared to $33.8 million of capital expenditures in 2013 when including acquisition purchase prices. The 2014 amount includes approximately $20.0 million to $22.0 million related to potential 2014 and 2015 club openings, including those under our new BFX Studio concept. Total capital expenditures also includes approximately $18.0 million to $20.0 million to continue enhancing or upgrading existing clubs and approximately $4.0 million to $4.5 million principally related to major renovations at clubs with recent lease renewals. We also expect to invest approximately $3.0 million to $3.2 million to continue to enhance our management information and communication systems. We expect these capital expenditures to be funded by cash flow provided by operations and available cash on hand and, subject to the closing conditions of the sale of the East 86th Street property, the after-tax proceeds from such sale. If such proceeds are not reinvested in our business, we may be required to use such amounts to pay down our outstanding debt, as provided under the terms of our 2013 Senior Credit Facility.

Forward-Looking Statements:

Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “Second Quarter 2014 Financial Outlook” and “Investing Activities Outlook”, other statements regarding future expectations regarding the sale of the property located at East 86th Street, New York, future financial results and performance and potential sales revenue, statements relating to potential club closures and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “believes,” “estimates” or “could”, are

“forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the ability to close the sale of the property located at East 86th Street, New York, environmental initiatives, any security and privacy breaches involving customer data, the application of Federal and state tax laws and regulations, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Except as required by law, we have no duty to, and do not intend to, update or revise the forward looking statements in this presentation after the date of this presentation. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 162 fitness clubs as of March 31, 2014, comprising 108 New York Sports Clubs, 29 Boston Sports Clubs, 16 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 496,000 members. For more information on TSI, visit http://www.mysportsclubs.com.

The Company will hold a conference call on Tuesday, April 29, 2014 at 4:30 PM (Eastern) to discuss the first quarter results. Robert Giardina, Chief Executive Officer, and Dan Gallagher, President, Chief Operating Officer and Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Web site beginning April 30, 2014.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor Contact:

(212) 246-6700 extension 1650

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits / Farah Soi

(203) 682-8390

farah.soi@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2014 and December 31, 2013

(All figures in thousands)

(Unaudited)

	March 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$76,174	$73,598
Accounts receivable, net	4,164	3,704
Inventory	559	473
Deferred tax assets, net	17,192	17,010
Prepaid corporate income taxes	31	6
Prepaid expenses and other current assets	9,701	10,850

Total current assets	107,821	105,641
Fixed assets, net	236,259	243,992
Goodwill	32,743	32,870
Intangible assets, net	779	908
Deferred tax assets, net	14,330	11,340
Deferred membership costs	8,573	8,725
Other assets	10,145	10,316

Total assets	$410,650	$413,792

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$3,250	$3,250
Accounts payable	4,982	8,116
Accrued expenses	30,578	31,536
Accrued interest	627	737
Dividends payable	266	259
Deferred revenue	42,019	33,913

Total current liabilities	81,722	77,811
Long-term debt	311,170	311,659
Dividends payable	434	407
Deferred lease liabilities	56,362	56,882
Deferred revenue	2,232	2,460
Other liabilities	8,940	8,089

Total liabilities	460,860	457,308
Stockholders’ deficit:
Common stock	24	24
Additional paid-in capital	(13,184)	(13,846)
Accumulated other comprehensive income	2,090	2,052
Accumulated deficit	(39,140)	(31,746)

Total stockholders’ deficit	(50,210)	(43,516)

Total liabilities and stockholders’ deficit	$410,650	$413,792

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2014 and 2013

(All figures in thousands except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2014	2013

Revenues:
Club operations	$114,480	$118,135
Fees and other	1,423	1,029

	115,903	119,164

Operating Expenses:
Payroll and related	44,573	44,548
Club operating	49,595	44,200
General and administrative	8,281	6,789
Depreciation and amortization	11,798	12,148
Impairment of fixed assets	3,623	—
Impairment of goodwill	137	—

	118,007	107,685

Operating (loss) income	(2,104)	11,479
Interest expense	4,711	5,350
Interest income	—	(1)
Equity in the earnings of investees and rental income	(601)	(609)

Loss (income) before provision for corporate income taxes	(6,214)	6,739
(Benefit) provision for corporate income taxes	(2,699)	2,508

Net (loss) income	$(3,515)	$4,231

(Loss) earnings per share:
Basic	$(0.15)	$0.18
Diluted	$(0.15)	$0.18
Weighted average number of shares used in calculating (loss) earnings per share:
Basic	24,160,443	23,875,260
Diluted	24,160,443	24,172,625
Dividends declared per common share	$0.16	$—

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2014 and 2013

(All figures in thousands)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net (loss) income	$(3,515)	$4,231
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	11,798	12,148
Impairment of fixed assets	3,623	—
Impairment of goodwill	137	—
Amortization of debt discount	323	239
Amortization of debt issuance costs	272	273
Non-cash rental expense, net of non-cash rental income	(645)	(1,496)
Share-based compensation expense	659	656
(Increase) decrease in deferred tax asset	(3,030)	3,294
Net change in certain operating assets and liabilities	4,187	2,688
Decrease in deferred membership costs	152	282
Landlord contributions to tenant improvements	125	—
Increase (decrease) in insurance reserves	166	(491)
Other	146	(57)

Total adjustments	17,913	17,536

Net cash provided by operating activities	14,398	21,767

Cash flows from investing activities:
Capital expenditures	(7,185)	(4,581)
Acquisition of businesses	—	(504)

Net cash used in investing activities	(7,185)	(5,085)

Cash flows from financing activities:
Principal payments on 2013 Term Loan Facility	(812)	—
Cash dividends paid	(3,845)	(39)
Proceeds from stock option exercises	3	13

Net cash used in financing activities	(4,654)	(26)
Effect of exchange rate changes on cash	17	(67)

Net increase in cash and cash equivalents	2,576	16,589
Cash and cash equivalents beginning of period	73,598	37,758

Cash and cash equivalents end of period	$76,174	$54,347

Summary of the change in certain operating assets and liabilities:
(Increase) decrease in accounts receivable	$(455)	$2,604
Increase in inventory	(86)	(20)
Decrease in prepaid expenses and other current assets	1,010	1,076
Decrease in accounts payable, accrued expenses and accrued interest	(4,596)	(5,062)
Change in prepaid corporate income taxes and corporate income taxes payable	208	(828)
Increase in deferred revenue	8,106	4,918

Net change in certain working capital components	$4,187	$2,688

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA

For the Three Months Ended March 31, 2014 and 2013

(All figures in thousands)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net cash provided by operating activities	$14,398	$21,767
Interest expense, net of interest income	4,711	5,349
(Benefit) provision for corporate income taxes	(2,699)	2,508
Changes in operating assets and liabilities	(4,187)	(2,688)
Impairment of fixed assets	(3,623)	—
Impairment of goodwill	(137)	—
Amortization of debt discount	(323)	(239)
Amortization of debt issuance costs	(272)	(273)
Share-based compensation expense	(659)	(656)
Landlord contributions to tenant improvements	(125)	—
Non-cash rental expense, net of non-cash rental income	645	1,496
(Increase) decrease in insurance reserves	(166)	491
Increase (decrease) in deferred tax asset	3,030	(3,294)
Decrease in deferred membership costs	(152)	(282)
Other	(146)	57

EBITDA	$10,295	$24,236

Impairment of fixed assets	3,623	—
Impairment of goodwill	137	—

Adjusted EBITDA	$14,055	$24,236

Note:	EBITDA consists of net (loss) income plus interest expense (net of interest income), (benefit) provision for corporate income taxes, and depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding any fixed asset or goodwill impairments. For the quarter ended March 31, 2014, we incurred a fixed asset impairment charge of $3.6 million related to the impairment of three underperforming clubs and a goodwill impairment charge of $137,000 related to one outlier club.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Estimated and Actual Net Cash Provided by Operating Activities to EBITDA

For the Quarter Ending June 30, 2014 and the Quarter Ended June 30, 2013

(All figures in thousands)

(Unaudited)

	Estimated Q2 2014	Q2 2013
Net cash provided by operating activities	$13,900	$22,780
Interest expense, net of interest income	4,800	5,435
Provision for corporate income taxes	—	4,009
Changes in operating assets and liabilities	(200)	(1,631)
Insurance recovery related to damaged property	—	2,500
Impairment of fixed assets	—	(128)
Amortization of debt discount	(325)	(239)
Amortization of debt issuance costs	(270)	(272)
Share-based compensation expense	(470)	(467)
Landlord contribution to tenant improvements	—	(784)
Non-cash rental expense, net of non-cash rental income	400	1,310
Decrease in insurance reserves	—	167
Decrease in deferred tax asset	(125)	(3,544)
Decrease in deferred member costs	(150)	(843)
Other	(560)	(241)

EBITDA	$17,000	$28,052
Insurance recovery related to damaged property	—	(2,500)
Impairment of fixed assets	—	128

Adjusted EBITDA	$17,000	$25,680

Non-GAAP Financial Measures – EBITDA and Adjusted EBITDA

EBITDA consists of net (loss) income plus interest expense (net of interest income), (benefit) provision for corporate income taxes, and depreciation and amortization. Adjusted EBITDA, as shown in the periods above, is the Company’s EBITDA excluding any fixed asset or goodwill impairments, and insurance recoveries. In other periods, Adjusted EBITDA may also exclude, among other things, loss on extinguishment of debt and expenses related to the pending sale of our 86th Street property. The EBITDA and Adjusted EBITDA calculations above do not reflect the possible effects of future club closures. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.

EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flows from operating activities, operating income or other cash flow or income data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of cash flows and income, and must be considered in performing a comprehensive assessment of our liquidity.

EBITDA excludes, among other items, the effect of depreciation and amortization, which is a significant component of our reported GAAP data. Depreciation and amortization, which is a non-cash item, totaled $11.8 million in the quarter ended March 31, 2014. Although a premise underlying depreciation and amortization is that it will be reinvested in our business to restore, replenish or purchase property, equipment and other related assets, the funds represented by depreciation and amortization could, in the Company’s discretion, be utilized for other purposes (e.g., debt service). Accordingly, EBITDA may be useful as a supplemental measure to GAAP financial data for demonstrating our ability to satisfy our liquidity and capital resource requirements.

Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our liquidity. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.

Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.

The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:

•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our 2013 Senior Credit Facility, as amended.

•	Our discussions with prospective lenders and investors in recent years, including in relation to our 2013 Senior Credit Facility have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•	The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it indicates our ability to generate funds sufficient to make capital expenditures (including for the opening of new clubs and the upgrading of existing clubs) as well as to undertake initiatives to enhance our business by offering new products and services in accordance with our strategy.

•	Quarterly, equity analysts who follow our company often report on our EBITDA with respect to valuation commentary.

Adjusted EBITDA has similar uses and limitations as EBITDA. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our liquidity.